Exhibit 10.9(j)

Execution Version

TENTH Amendment to Master Repurchase and securities contract Agreement

This Tenth Amendment to Master Repurchase and Securities Contract Agreement (this “Amendment”), dated as of November 23, 2020, is by and between GOLDMAN SACHS BANK USA, a New York state-chartered bank, as buyer (“Buyer”), and TPG RE FINANCE 2, LTD., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Seller”).  Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Master Repurchase Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Seller and Buyer have entered into that certain Master Repurchase and Securities Contract Agreement dated as of August 19, 2015 (as amended by that certain First Amendment to the Master Repurchase and Securities Contract Agreement, dated as of December 29, 2015, as further amended by that certain Second Amendment to the Master Repurchase and Securities Contract Agreement, dated as of November 3, 2016, as further amended by that certain Third Amendment to Master Repurchase and Securities Contract Agreement, dated as of June 12, 2017, as further amended by that certain Fourth Amendment to Master Repurchase and Securities Contract Agreement, dated as of February 14, 2018, as further amended by that certain Fifth Amendment to Master Repurchase and Securities Contract Agreement, dated as of May 4, 2018, as further amended by that certain Sixth Amendment to Master Repurchase and Securities Contract Agreement, dated as of August 17, 2018, as further amended by that certain Seventh Amendment to Master Repurchase and Securities Contract Agreement, dated as of August 16, 2019 and effective as of February 1, 2019, as further amended by that certain Eighth Amendment to the Master Repurchase and Securities Contract Agreement, dated as of August 19, 2019, as further amended by that certain Ninth Amendment to the Master Repurchase and Securities Contract Agreement, dated as of June 30, 2020, and as further amended hereby, and as further amended, restated, supplemented or otherwise modified and in effect from time to time, collectively, the “Master Repurchase Agreement”); and

WHEREAS, Seller and Buyer wish to modify certain terms and provisions of the Master Repurchase Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1.Amendments to Master Repurchase Agreement.  The Master Repurchase Agreement is hereby amended as follows:

i.The following definitions are hereby added to Article 2 of the Master Repurchase Agreement in appropriate alphabetical order:

“Benchmark” shall mean, initially, LIBOR; provided, that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement.

“Benchmark Replacement” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)	the sum of (a) Term SOFR and (b) the Benchmark Replacement Adjustment;
(2)	the sum of (a) Compounded SOFR and (b) the Benchmark Replacement Adjustment;
(3)

the sum of (a) the alternate rate of interest that has been selected or recommended by the Relevant Governmental Body as the replacement for the then-current Benchmark and (b) the Benchmark Replacement Adjustment;

(4)	the sum of (a) the ISDA Fallback Rate and (b) the Benchmark Replacement Adjustment; or
(5)

the sum of (a) the alternate rate of interest that has been selected by Buyer as the replacement for the then-current Benchmark giving due consideration to the then-prevailing market convention for determining a rate of interest as a replacement for the then-current Benchmark for U.S. dollar-denominated floating rate CMBS loans at such time and (b) the Benchmark Replacement Adjustment;

provided that, in the case of clauses (1) and (2) above, such rate, or the underlying rates component thereof, is or are displayed on a screen or other information service that publishes such rate or rates from time to time as selected by Buyer in its reasonable discretion, and provided, further in all cases that in no event shall the Benchmark Replacement for any Pricing Rate Period be deemed to be less than zero.

“Benchmark Replacement Adjustment” shall mean the first alternative set forth in the order below that can be determined by Buyer as of the Benchmark Replacement Date:

(1)	the spread adjustment (which may be a positive or negative value or zero) that has been selected or recommended by the Relevant Governmental Body for the applicable Unadjusted Benchmark Replacement;
(2)	if the applicable Unadjusted Benchmark Replacement is equivalent to the ISDA Fallback Rate, then the ISDA Fallback Adjustment; and
(3)

the spread adjustment (which may be a positive or negative value or zero) that has been selected by Buyer giving due consideration to the then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated floating rate CMBS loans at such time;

provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by Buyer in its reasonable discretion.

“Benchmark Replacement Conforming Changes” shall mean, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Pricing Rate Determination Date”, the definition of “Pricing Rate Period,” the definition of “Reference Time,” the timing and frequency of determining rates and other administrative matters) that Buyer decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by Buyer in a manner substantially consistent with market practice for repurchase facilities or similar structured finance arrangements (or, if Buyer decides that adoption of any portion of such market practice is not administratively feasible or if Buyer determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as Buyer decides is reasonably necessary in connection with the administration of this Agreement and the other Transaction Documents).

“Benchmark Replacement Date” shall mean:

(1)

in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark; and

(2)	in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

For the avoidance of doubt, if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date shall be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(1)

a public statement or publication of information by or on behalf of the administrator of the Benchmark announcing that such administrator has ceased or will cease to provide the Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark;

(2)

a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark, the central bank for the currency of the Benchmark, an insolvency official with jurisdiction over the administrator for the Benchmark, a resolution authority with jurisdiction over the administrator for the Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark has ceased or will cease to provide the Benchmark permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark; or

(3)	a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative.

“Benchmark Transition Notice” shall have the meaning specified in Article 13(a)(iii).

“Compounded SOFR” shall mean the compounded average of SOFRs for a one-month period, with the rate, or methodology for this rate, and conventions for this rate (which may include compounding in arrears with a lookback and/or suspension period as a mechanism to determine the interest amount payable prior to the end of each Pricing Rate Period) being established by Buyer in accordance with:

(1)	the rate, or methodology for this rate, and conventions for this rate selected or recommended by the Relevant Governmental Body for determining compounded SOFR; provided that,
(2)

if, and to the extent that, Buyer determines that Compounded SOFR cannot be determined in accordance with clause (1) above, then the rate, or methodology for this rate, and conventions for this rate, that Buyer determines are substantially consistent with at least two currently outstanding U.S. dollar-denominated repurchase facilities or similar structured finance arrangements at such time (as a result of amendment or as originally executed);

provided, further, that if Buyer decides that any such rate, methodology or convention determined in accordance with clause (1) or clause (2) is not administratively feasible for Buyer, then Compounded SOFR shall be deemed unable to be determined for purposes of the definition of “Benchmark Replacement.”

“ISDA Definitions” shall mean the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time.

“ISDA Fallback Adjustment” shall mean the spread adjustment (which may be a positive or negative value or zero) that would apply for derivatives transactions referencing the ISDA Definitions to be determined upon the occurrence of an index cessation event with respect to the then-current Benchmark.

“ISDA Fallback Rate” shall mean the rate that would apply for derivatives transactions referencing the ISDA Definitions to be effective upon the occurrence of an index cessation date with respect to the then-current Benchmark, excluding the applicable ISDA Fallback Adjustment.

“Reference Time” shall mean, with respect to any Pricing Rate Period, (x) if the Benchmark is LIBOR, 11:00 a.m. (London time) on the second Business Day preceding the first day of such Pricing Rate Period, and (y) if the Benchmark is not LIBOR, the date and time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

“Relevant Governmental Body” shall mean the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“SOFR” shall mean, with respect to any day, the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator), on the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Term SOFR” shall mean the forward-looking term rate for a one-month period based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” shall mean the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

ii.The following definitions hereby replace the same existing definitions in Article 2 of the Master Repurchase Agreement:

“LIBOR” shall mean, with respect to each Pricing Rate Period, the rate determined by Buyer to be (i) the per annum rate for one (1) month deposits in U.S. dollars, which appears on the Reuters Screen LIBOR01 Page (or any successor thereto) as the London Interbank Offering Rate as of the Reference Time (rounded upwards, if necessary, to the nearest 1/1000 of 1%); (ii) if such rate does not appear on said Reuters Screen LIBOR01 Page, the arithmetic mean (rounded as aforesaid) of the offered quotations of rates obtained by Buyer from the Reference Banks for one (1) month deposits in U.S. dollars to prime banks in the London Interbank market as of approximately the Reference Time and in an amount that is representative for a single transaction in the relevant market at the relevant time; or (iii) if fewer than two (2) Reference Banks provide Buyer with such quotations, the rate per annum which Buyer determines to be the arithmetic mean (rounded as aforesaid) of the offered quotations of rates which major banks in New York, New York selected by Buyer are quoting at approximately 11:00 a.m., New York City time, on the Pricing Rate Determination Date for loans in U.S. dollars to leading European banks for a period equal to the applicable Pricing Rate Period in amounts of not less than $1,000,000.00; provided, that such selected banks shall be the same banks as selected for all of Buyer’s other  commercial real estate repurchase facilities where LIBOR is to be applied, to the extent such banks are available.  Buyer’s determination of LIBOR shall be binding and conclusive on Seller absent manifest error.  LIBOR may or may not be the lowest rate based upon the market for U.S. dollar deposits in the London Interbank Eurodollar Market at which Buyer prices loans on the date which LIBOR is determined by Buyer as set forth above.

“Pricing Rate” shall mean, for any Pricing Rate Period and any Transaction, an annual rate equal to the sum of (i) the greater of (A) 0.25% and (B) the Benchmark and (ii) the relevant Applicable Spread, in each case, for the applicable Pricing Rate Period for the related Purchased Asset.

The Pricing Rate shall be subject to adjustment and/or conversion as provided in the Transaction Documents (including, without limitation, as provided in Article 13) or the related Confirmation.

“Pricing Rate Determination Date” shall mean with respect to any Transaction, (i) with respect to the first Pricing Rate Period, the related Purchase Date for such Purchased Asset and (ii) with respect to any subsequent Pricing Rate Period, (a) if the Benchmark is LIBOR, the second (2nd) Business Day preceding the first day of such Pricing Rate Period and (b) if the Benchmark is not LIBOR, the time determined by Buyer in accordance with the Benchmark Replacement Conforming Changes.

iii.The definitions of “Federal Funds Rate”, “Federal Funds Rate Applicable Spread”, “Federal Funds Rate Transaction”, “Reserve Interest Rate”, “Substitute Rate”, “Substitute Rate Applicable Spread”, and “Substitute Rate Transaction”, in Article 2 of the Master Repurchase Agreement are hereby deleted in their entirety.

iv.Article 13(a) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(a)Effect of Benchmark Transition Event.

(i) Benchmark Conversion Election.  Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any determination of the Benchmark for any Pricing Rate Period (as determined by Buyer in its sole and absolute discretion (which determination shall be conclusive and binding upon Seller absent manifest error)), Buyer shall have the sole and exclusive right to elect to replace the then-current Benchmark with a Benchmark Replacement selected by Buyer for all purposes under this Agreement and under any other Transaction Document in respect of such determination and all determinations on all subsequent dates (without any amendment to, or further action or consent of Seller).

(ii) Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, Buyer shall have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments implementing such Benchmark Replacement Conforming Changes shall become effective without any further action or consent of Seller.

(iii) Benchmark Transition Notice.  Buyer shall promptly notify Seller of (A) the occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (B) the implementation of any Benchmark Replacement and (C) the effectiveness of any related Benchmark Replacement Conforming Changes in connection with the replacement of the then-current Benchmark with such Benchmark Replacement (such notice, the “Benchmark Transition Notice”).  From and after the Benchmark Replacement Date related to such Benchmark Transition Notice, the specified Benchmark Replacement shall be the Benchmark for all purposes under this Agreement, each of the other Transaction Documents and every Transaction hereunder.

(iv) Standards for Decisions and Determinations.  Notwithstanding anything to the contrary in this Agreement or in any other Transaction Document, any determination, decision or election that may be made by Buyer pursuant to this Article 13(a), including, but not limited to, any determination of any Benchmark Transition Event, any election to replace the then-current Benchmark with a Benchmark Replacement, any Benchmark Transition Notice or any selection of the Benchmark Replacement, the related Benchmark Replacement Adjustment or any related Benchmark Replacement Conforming Changes or any other determination, decision or election with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, shall be conclusive and binding absent manifest error and may be made in the sole discretion of Buyer without consent from the Seller. If any Benchmark Replacement of a Transaction occurs on a day that is not the last day of the then current Pricing Rate Period with respect to such Transaction, Seller shall pay to Buyer such amounts, if any, as may be required pursuant to Article 13(f) of this Agreement.”

v.Article 13(b) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(b)Illegality. Notwithstanding any other provision herein, if (A) the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for Buyer to enter into or maintain Transactions as contemplated by the Transaction Documents, the commitment of Buyer hereunder to enter into new Transactions shall forthwith be canceled or (B) if such adoption of or change in Requirement of Law makes it unlawful for Buyer to continue to maintain

Transactions as contemplated by this Agreement and Buyer does not have any means of complying with such Requirements of Law other than to terminate such Transaction after exercising commercially reasonable efforts to comply with such Requirements of Law without having to terminate such Transaction, then a Repurchase Date for such Transaction shall occur on the later to occur of (x) the date that is ten (10) Business Days after delivery of written notice thereof from Buyer to Seller and (y) the next Remittance Date, or on such earlier date as may be required by law. In addition, Buyer will provide Seller with notice promptly after any such determination under this Article 13(b) is made.”

vi.Article 13(c) of the Master Repurchase Agreement is hereby deleted in its entirety and replaced with the following:

“(c)Increased Costs. If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by any Governmental Authority or compliance by Buyer with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority having jurisdiction over Buyer made subsequent to the date hereof:

(i) shall subject Buyer or any Transferee to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) under this Agreement, or its loans, loan principal, letters of credit, commitments, or other obligation, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) shall impose, modify or hold applicable any Reserve Requirements, other reserves, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of Buyer that is not otherwise included in the determination of the Benchmark hereunder; or

(iii) shall impose on Buyer any other condition;

and the result of any of the foregoing is to increase the cost to Buyer, by an amount that Buyer deems, in the exercise of its reasonable business judgment, to be material, of entering into, continuing or maintaining Transactions or to reduce any amount receivable under the Transaction Documents in respect thereof; then, in any such case, Seller shall promptly pay Buyer, upon its demand, any additional amounts necessary to compensate Buyer for such increased cost or reduced amount receivable; provided, however, that to the extent any such determination by Buyer and imposition of such increased costs apply to all sellers under similar repurchase facilities with Buyer, such determination and imposition of such increased costs will not be applied solely to Seller.  Such notification as to the calculation of any additional amounts payable pursuant to this subsection shall be submitted by Buyer to Seller and shall be prima facie evidence of such additional amounts.  This covenant shall survive the termination of this Agreement and the repurchase by Seller of any or all of the Purchased Assets.”

vii.The following is hereby added to Exhibit III-A of the Master Repurchase Agreement as a fifth bullet:

“ ●  The floating rate benchmark or index used to determine interest payments in respect of such Purchased Asset for the preceding calendar month.”

2.Effectiveness.  The effectiveness of this Amendment is subject to receipt by Buyer of the following:

i.Amendment.  This Amendment, duly executed and delivered by Seller and Buyer.

ii.Fees.  Payment by Seller of the actual costs and expenses, including, without limitation, the reasonable fees and expenses of counsel to Buyer, incurred by Buyer in connection with this Amendment and the transactions contemplated hereby.

3.No Amendments.  No amendments have been made to the organizational documents of Seller and Guarantor since August 17, 2018, unless otherwise stated therein, which provide for, among other things, the authority of Seller and Guarantor to execute and deliver this Amendment.

4.Good Standing.  Within a reasonable time after the date hereof, Seller shall provide good standing certificates for the Seller, Pledgor and Guarantor.

5.Continuing Effect; Reaffirmation of Guarantee.  As amended by this Amendment, all terms, covenants and provisions of the Master Repurchase Agreement are ratified and confirmed and shall remain in full force and effect.  In addition, any and all guaranties and indemnities for the benefit of Buyer (including, without limitation, the Guarantee Agreement) and agreements subordinating rights and liens to the rights and liens of Buyer, are hereby ratified and confirmed and shall not be released, diminished, impaired, reduced or adversely affected by this Amendment, and each party indemnifying Buyer, and each party subordinating any right or lien to the rights and liens of Buyer, hereby consents, acknowledges and agrees to the modifications set forth in this Amendment and waives any common law, equitable, statutory or other rights which such party might otherwise have as a result of or in connection with this Amendment.

6.Binding Effect; No Partnership; Counterparts.  The provisions of the Master Repurchase Agreement, as amended hereby, shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between any of the parties hereto.  For the purpose of facilitating the execution of this Amendment as herein provided, this Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.  Delivery of an executed counterpart signature page to this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of a manually executed original counterpart thereof.

7.Further Agreements.  Seller agrees to execute and deliver such additional documents, instruments or agreements as may be reasonably requested by Buyer and as may be necessary or appropriate from time to time to effectuate the purposes of this Amendment.

8.Governing Law.  The provisions of Article 19 of the Master Repurchase Agreement are incorporated herein by reference.

9.Headings.  The headings of the sections and subsections of this Amendment are for convenience of reference only and shall not be considered a part hereof nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

10.References to Transaction Documents.  All references to the Master Repurchase Agreement in any Transaction Document, or in any other document executed or delivered in connection therewith shall, from and after the execution and delivery of this Amendment, be deemed a reference to the Master Repurchase Agreement as amended hereby, unless the context expressly requires otherwise.

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IN WITNESS WHEREOF, the parties have executed this Amendment as a deed as of the day first written above.

BUYER:
GOLDMAN SACHS BANK USA, a New York state-chartered bank

By:	/s/ Jeffrey Dawkins
Name: Jeffrey Dawkins
Title: Authorized Person

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Signature Page to Tenth Amendment

SELLER:
TPG RE FINANCE 2, LTD., a Cayman Islands exempted company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

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Signature Page to Tenth Amendment

AGREED AND ACKNOWLEDGED:

GUARANTOR:

TPG RE FINANCE TRUST HOLDCO, LLC, a Delaware limited liability company

By:	/s/ Matthew Coleman
Name: Matthew Coleman
Title: Vice President

Signature Page to Tenth Amendment